Exhibit 99.1

301 Carlson Parkway, Suite 201 Minneapolis, MN 55305 (952) 258-2000

CONTACTS:
Provell, Inc. (NASDAQ: PRVL)
George S. Richards, Chairman, President & Chief Executive Officer
952.258.2000 www.provell.com

PROVELL, INC. RECEIVES NOTICE FROM PAYMENTECH, L.P., ITS PAYMENT PROCESSOR

MINNEAPOLIS —March 7, 2002— Provell, Inc. (Nasdaq: PRVL) announced today that it has received notice from Paymentech, L.P., its payment processor, that Paymentech received notice from Visa USA, Inc. that the Company will be disqualified from participating in the Visa program as a merchant, effective April 4, 2002.  According to the notice, there is a right to appeal the decision if the payment processor chooses to do so.  Paymentech, with the Company’s cooperation, is preparing an appeal.

If an appeal is not successful, the Company would no longer be able to participate in the Visa program as a merchant.  Therefore, the Company would no longer have the independent ability to bill a significant number of its customers for membership enrollments and renewals. The Company is currently exploring other billing methods and alternative marketing and reselling approaches for its membership programs to Visa cardholders, including wholesale relationships with its clients, and/or an outright sale of its renewal book to a third party.  Termination of the Company’s participation as a merchant in the Visa program, without alternative marketing and/or reselling approaches in place, would reduce the Company’s revenue and cash flow, but would also reduce the Company’s operating loss for the year.

Provell, Inc., develops, markets and manages an extensive portfolio of unique and leading-edge membership and customer relationship management programs.  Members of the Company’s proprietary programs receive value-added benefits, insightful information, and exclusive savings opportunities on a wide range of related products and services in the areas of shopping, travel, hospitality, entertainment, health/fitness, finance, and affinity activities such as cooking and home improvement.  As of December 31, 2001, nearly 2.8 million consumers enjoyed benefits provided through Provell’s membership programs.  The Company was founded in 1986 and is headquartered in Minneapolis, Minnesota.

Any statements herein regarding the business of Provell, Inc. that are not historical facts are “forward-looking statements” and, therefore, involve uncertainties or risks that could cause actual results to differ materially.  These statements are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include the ability of the Company to participate in the Visa program or to find alternative billing or reselling methods.  Continued participation is dependent upon an appeal being timely filed and proving successful, and finding suitable alternatives (if any) depends on timely structuring of required terms and conditions.  Other factors are discussed in more detail in the Company’s most recent Annual and Quarterly Reports on Forms 10-K and 10-Q and the disclosures under the Sections entitled “Risk Factors” and “Recent Developments” in the Company’s Form S-3 Registration Statement (File No. 333-48776), and the Company’s current reports on Form 8-K.  The Company disclaims any obligation to update forward-looking statements.